Exhibit 5.1

300 North LaSalle

Chicago, Illinois 60654

(312) 862-2000	Facsimile: (312) 862-2200
www.kirkland.com

March 9, 2017

John Bean Technologies Corporation

70 West Madison Street

Chicago, IL 60602

Ladies and Gentlemen:

We are acting as special counsel to John Bean Technologies Corporation, a Delaware corporation (the “Company”), in connection with the registration by the Company of the offer and sale of up to an aggregate of 2,300,000 shares (the “Shares”) of its Common Stock, par value $0.01 per share (the “Common Stock”) (which includes up to 300,000 shares of Common Stock to cover the exercise of the underwriters’ option to purchase additional shares) pursuant to the terms of the underwriting agreement, dated March 7, 2017 (the “Underwriting Agreement”) among the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Wells Fargo Securities LLC, as the representatives for the underwriters named in Schedule A thereto. The Shares and the preferred share purchase rights that will be associated with the Shares (the “Rights”) are being offered and sold under a Registration Statement on Form S-3ASR (Registration No. 333-215465) filed by the Company with the Securities and Exchange Commission (the “Commission”) on January 9, 2017 under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”), including a base prospectus dated January 9, 2017 (the “Base Prospectus”), a preliminary prospectus supplement dated March 6, 2017 (the “Preliminary Prospectus Supplement”) and a final prospectus supplement dated March 7, 2017 (together with the Base Prospectus and the Preliminary Prospectus Supplement, the “Prospectus”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of the Company, including the Amended and Restated Certificate of Incorporation of the Company and the Third Amended and Restated Bylaws of the Company; (ii) resolutions of the Board of Directors of the Company and the Pricing Committee of the Board of Directors of the Company with respect to the issuance and sale of the Shares; (iii) the Registration Statement and the exhibits thereto and the Prospectus; (iv) the Underwriting Agreement; and (v) the Rights Agreement, dated as of July 31, 2008 (the “Rights Agreement”), between the Company and National City Bank, as rights agent, providing for the issuance of the Rights associated with the Common Stock.

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John Bean Technologies Corporation

March 9, 2017

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We relied upon statements and representations of officers and other representatives of the Company and others as to factual matters.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Shares are duly authorized, and when the Shares are registered by the Company’s transfer agent and delivered against payment of the agreed consideration therefor, all in accordance with the Underwriting Agreement, and when the Rights that will be associated with the Shares have been issued in accordance with the Rights Agreement, the Shares will be validly issued, fully paid and non-assessable and the Rights that will be associated with the Shares will be validly issued.

With respect to our opinion concerning the Rights, we express no opinion regarding the Rights Agreement or whether or not the Board of Directors in adopting the Rights Agreement and approving the issuance of the Rights acted in a manner consistent with its fiduciary duties under applicable law, and such opinion is based upon the assumption that such adoption and issuance were consistent with such duties. Furthermore, this opinion does not address the determination a court may make regarding whether the Board of Directors would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time. This opinion addresses the Rights and the Rights Agreement in their entirety, and it should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or the purchase rights issued thereunder would invalidate such rights in their entirety.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K and to its incorporation by reference into the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

John Bean Technologies Corporation

March 9, 2017

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares and the Rights.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

This opinion is furnished to you in connection with the filing of the Company’s Current Report on Form 8-K, which is incorporated by reference into the Registration Statement, and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

/s/ KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS LLP